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                                                                    EXHIBIT 23.1
                             ACCOUNTANTS' CONSENT
                             --------------------




The Board of Directors
Vitesse Semiconductor Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-47016, 333-53463, 333-69631 and 333-86441) on Form S-8 and (Nos. 333-72659
and 333-89525) on Form S-3 of Vitesse Semiconductor Corporation of our report dated October 14, 1999, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 1999, and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999, annual report on Form 10-K of Vitesse Semiconductor Corporation.

(signed) KPMG LLP

Los Angeles, California
December 22, 1999